As filed with the Securities and Exchange Commission on July 9, 2024
Registration No. 333- ________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________
Ligand Pharmaceuticals Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0160744
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

555 Heritage Drive, Suite 200
Jupiter, Florida	33458
(Address of principal executive offices)	(Zip Code)

Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan, as amended and restated

(Full title of the plan)
___________________________

Todd C. Davis
Chief Executive Officer
Ligand Pharmaceuticals Incorporated
555 Heritage Drive, Suite 200
Jupiter, Florida 33458
(Name and address of agent for service)
(858) 550-7500
(Telephone number, including area code, of agent for service)

____________________________
Copies to:
Sean Donahue, Esq.
Paul Hastings LLP
2050 M Street NW
Washington, DC 20036
(202) 551-1700

_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒		Accelerated Filer	☐
Non-Accelerated Filer	☐	(do not check if a smaller reporting company)	Smaller Reporting Company	☐
			Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,300,000 shares of common stock of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) available for issuance under the 2002 Plan (as defined below). On June 14, 2024, our stockholders adopted an amendment and restatement of the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan, as amended and restated effective June 10, 2022 (such amended and restated plan effective June 14, 2024, the “2002 Plan”) that, among other things, increased the number of shares available for grant and issuance under the 2002 Plan by 1,300,000 shares. We previously filed a Registration Statement on Form S-1 (File No. 333-131029) with the Securities and Exchange Commission (the “Commission”), to register shares of common stock available for issuance under the 2002 Plan at a time when Ligand was not eligible to file a Registration Statement on Form S-8. However, Ligand later became eligible to file a Registration Statement on Form S-8 and opted to file a Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-1 for the purpose of converting the Registration Statement on Form S-1 into a Registration Statement on Form S-8. Please see the Registration Statement on Form S-1 filed with the Commission on January 13, 2006, Amendment No. 1 to Form S-1 Registration Statement filed with the Commission on February 10, 2006, and Post-Effective Amendment No. 2 on Form S-8 to Form S-1 Registration Statement filed with the Commission on June 18, 2007 for further detail. In accordance with Instruction E to Form S-8, the contents of these prior registration statements and the registration statements on Form S-8, File No. 333-182547, File No. 333-160132, File No. 333-117129, File No. 333-106375, File No. 333-91414, File No. 333-212775, File No. 333-233130, File No. 333-252480 and File No. 333-265545 previously filed with respect to the 2002 Plan, are hereby incorporated by reference.
PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

Item 3. Incorporation of Documents by Reference.
The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)    the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on November 21, 1994, and any amendment or report filed for the purpose of updating such description;
(2)    our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on February 29, 2024;
(3)    the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 25, 2024;
(4)    our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed with the Commission on May 8, 2024;

(5)    our Current Reports on Form 8-K filed with the Commission on January 8, 2024, April 19, 2024, May 7, 2024 (only the Form 8-K reporting under item 1.01), May 30, 2024, June 17, 2024, June 18, 2024, June 27, 2024 and July 8, 2024; and
(6)    all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the termination of this offering of securities.
Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Under no circumstances will any information filed under current item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to current item 9.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Certificate of Incorporation of the Company	S-4	333-58823	3.1	07/09/1998

3.2	Fifth Amended and Restated Bylaws of the Company	8-K	001-33093	3.1	4/19/2024

3.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company dated June 14, 2000	10-K	000-20720	3.5	03/29/2001

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company dated June 30, 2004	10-Q	000-20720	3.6	08/05/2004

3.5	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated November 17, 2010	8-K	001-33093	3.1	11/19/2010

3.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company, dated June 19, 2018	S-8	333-233130	3.6	08/08/2019

4.1	Specimen stock certificate for shares of the common stock of the Company	10-K	001-33093	4.1	03/01/2018

4.2	Description of Registered Securities	10-K	001-33093	4.3	02/24/2021

5.1	Opinion of Paul Hastings LLP					X

10.1	2002 Stock Incentive Plan, as amended and restated effective June 14, 2024	DEF 14A	001-33093	Appendix A	04/25/2024

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm					X

23.2	Consent of Paul Hastings LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (see signature page)					X

107	Calculation of Filing Fee Table					X

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jupiter, State of Florida, on July 9, 2024.

Ligand Pharmaceuticals Incorporated

By	/s/ Todd C. Davis
Todd C. Davis Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Todd C. Davis, Matthew Korenberg and Octavio Espinoza, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Todd C. Davis Todd C. Davis	Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2024

/s/ Octavio Espinoza Octavio Espinoza	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 9, 2024

/s/ John W. Kozarich John W. Kozarich, Ph.D.	Chairman	July 9, 2024

/s/ Jason M. Aryeh Jason M. Aryeh	Director	July 9, 2024

/s/ Nancy R. Gray Nancy R. Gray, Ph.D.	Director	July 9, 2024

/s/ Jason Haas Jason Hass	Director	July 9, 2024

/s/ John L. LaMattina John L. LaMattina, Ph.D.	Director	July 9, 2024

/s/ Stephen L. Sabba Stephen L. Sabba, M.D.	Director	July 9, 2024

/s/ Martine Zimmermann Martine Zimmermann, Pharm.D.	Director	July 9, 2024